EXHIBIT 4.1

AMENDMENT NO. 1 TO

CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 (this “Amendment”), dated as of April 30, 2018, to that certain Convertible Promissory Note, issued by NuLeaf Reno Production, LLC (the “Obligor”) to MediFarm III, LLC (the “Payee”) on October 30, 2017 (the “Note”) pursuant to that certain Convertible Loan Agreement, by and between the Obligor and the Payee, dated as of October 30, 2017, is made and entered into by and between the Obligor and the Payee. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note.

WHEREAS, the Obligor and the Payee desire to amend the Note on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

Section 1. Amendments to Note.

1.1 Section 7 of the Note is hereby amended and restated in its entirety to read as follows:

7. Maturity Date. In the event Payee does not receive all permits, licenses and approvals which are required to be obtained from Regulatory Authorities in order to own and operate the MME Production Facility by August 1, 2018, this Note shall become due and payable in equal quarterly payments of principal and interest due thereon in lawful money of the United States of America, with the first such payment being due on November 1, 2018.

Section 2. Remainder of Note. Except as set forth herein, the Note is ratified and confirmed in all respects and shall not be amended or otherwise modified. All other terms and conditions of the Note not in conflict with the terms of this Amendment shall remain in full force and effect. In the event there is a conflict between the terms of the Note and the terms of this Amendment, the terms provided in this Amendment shall control. For the avoidance of doubt, the parties agree that no late fees, penalty interest, liquidated damages or any other amounts shall be due as a result of this Amendment.

Section 3. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Nevada and not by choice of law principles or the laws of any other state.

Section 4. Entire Agreement and Amendments. The Note, as amended by this Amendment, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties.

Section 5. Counterparts. This Amendment (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

OBLIGOR:

NULEAF RENO PRODUCTION, LLC

By:
Name:
Title:

PAYEE:

MEDIFARM III, LLC

By:
Name:
Title:

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